SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HALLMARK FINANCIAL SERVICES, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HALLMARK FINANCIAL SERVICES, INC.

777 Main Street, Suite 1000

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 30, 2013

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Hallmark Financial Services, Inc. (the “Company”) will be held in the 11th Floor Conference Room at 777 Main Street, Fort Worth, Texas, at 10:00 a.m., Central Daylight Time, on Thursday, May 30, 2013, for the following purposes:

1.	To elect four directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To conduct an advisory vote approving the Company’s compensation of its named executive officers;

3.	To approve amendments to the Company’s 2005 Long Term Incentive Plan authorizing the grant of restricted stock units; and

4.	To transact such other business that may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 4, 2013, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All shareholders of the Company are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CECIL R. WISE

Cecil R. Wise, Secretary

Dated: April 30, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

HALLMARK FINANCIAL SERVICES, INC.

777 Main Street, Suite 1000

Fort Worth, Texas 76102

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 30, 2013

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hallmark Financial Services, Inc., a Nevada corporation (the “Company”), to be voted at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 30, 2013, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”), and at any adjournment thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of each of the nominees for director, for approval of proposed amendments to the Company’s 2005 Long Term Incentive Plan, and in the discretion of the proxy holder on any other matter that may properly come before the meeting.

Submitting a proxy will not affect a shareholder's right to vote in person at the Annual Meeting. Any shareholder who gives a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to the Company, by substituting a new proxy executed on a later date, or by making a written request in person at the Annual Meeting that the proxy be returned. However, mere attendance at the Annual Meeting will not revoke the proxy.

All expenses of preparing, assembling and mailing this Proxy Statement and the enclosed materials and all costs of soliciting proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone or in person. Such officers and employees who solicit proxies will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares they hold, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in forwarding these materials.

The principal executive offices of the Company are located at 777 Main Street, Suite 1000, Fort Worth, Texas 76102. The Company's mailing address is the same as that of its principal executive offices.

This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders on or about April 30, 2013. A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2012, is enclosed herewith. Such Annual Report does not constitute a part of the materials used for the solicitation of proxies.

PURPOSES OF THE MEETING

At the Annual Meeting, the shareholders of the Company will consider the following matters:

1.	Election of four directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	An advisory vote on a resolution approving the Company’s compensation of its executive officers (the “Say-On-Pay Resolution”);

3.	Approval of amendments to the Company’s 2005 Long Term Incentive Plan authorizing the grant of restricted stock units; and

4.	Such other business as may properly come before the meeting or any adjournment thereof.

QUORUM AND VOTING

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 4, 2013 (the “Record Date”). On the Record Date, there were 19,263,457 shares of common stock of the Company, par value $0.18 per share (the “Common Stock”), issued and outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of one-third of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares of Common Stock actually voted will be required for approval of the Say-On-Pay Resolution, approval of the proposed amendments to the 2005 LTIP, and all other matters to come before the Annual Meeting.

Abstentions and broker non-votes will be counted solely for purposes of determining whether a quorum is present at the Annual Meeting. Pursuant to the Bylaws of the Company, abstentions and broker non-votes will not be counted in determining the number of shares voted on any matter. Therefore, abstentions and broker non-votes will have no effect on the election of directors or the approval of any other matter submitted to a vote of the shareholders at the Annual Meeting.

ELECTION OF DIRECTORS

(Item 1)

At the Annual Meeting, four directors will be elected for a term expiring at the 2014 annual meeting of the Company's shareholders or when their successors are elected and qualify. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Cumulative voting is not permitted in the election of directors.

The Board has proposed the following slate of nominees for election as directors at the Annual Meeting. None of the nominees was selected on the basis of any special arrangement or understanding with any other person. None of the nominees bears any family relationship to any other nominee or to any executive officer of the Company. The Board has determined that all of its nominees other than Mark E. Schwarz meet the current independence requirements of The Nasdaq Stock Market (“Nasdaq”).

In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of each nominee named below. Each nominee has accepted nomination and agreed to serve if elected. If any nominee becomes unable to serve before election, shares represented by proxy may be voted for the election of a substitute nominee designated by the Board.

The Board recommends a vote FOR election of each nominee below.

Name	Age	Director Since	Current Position(s) with the Company

Mark E. Schwarz	52	2001	Director and Executive Chairman

Scott T. Berlin	43	2001	Director

James H. Graves	64	1995	Director

Jim W. Henderson	66	2009	Director

Mark E. Schwarz was elected Executive Chairman of the Company in August, 2006. He served as Chief Executive Officer of the Company from January, 2003 until August, 2006, and as President from November, 2003 through March, 2006. Since 1993, Mr. Schwarz has, through Newcastle Capital Management, L.P. and Newcastle Capital Group, L.L.C., controlled the general partner of Newcastle Partners, L.P., a private investment firm. Mr. Schwarz presently serves as Chairman of the boards of directors of Pizza Inn, Inc., an operator and franchisor of pizza restaurants; and Wilhelmina International, Inc., a model management and talent representation company. Mr. Schwarz is also presently a director of SL Industries, Inc., a developer of power systems used in a variety of aerospace, computer, datacom, industrial, medical, telecom, transportation and utility equipment applications. Within the past five years, Mr. Schwarz has served as a director of Bell Industries, Inc., a company primarily engaged in providing computer systems integration services; MedQuist, Inc., a provider of clinical documentation workflow solutions in support of electronic health records; and Nashua Corporation, a manufacturer of specialty papers, labels and printing supplies. He also serves as a director of various privately held companies. The Board believes that Mr. Schwarz should serve as a director of the Company due to his extensive business and investment expertise, broad director experience and significant direct and indirect shareholdings in the Company. (See, Principal Shareholders and Stock Ownership of Management.)

Scott T. Berlin is a Managing Director and principal of Brown, Gibbons, Lang & Company, an investment banking firm serving middle market companies. His professional activities are focused on the corporate finance and mergers/acquisitions practice. Prior to joining Brown, Gibbons, Lang & Company in 1997, Mr. Berlin was a lending officer in the Middle Market Group at The Northern Company. The Board believes that Mr. Berlin should serve as a director of the Company due to his general background in investment banking and his particular experience in advising public and private companies and their boards in merger, acquisition and financing transactions.

James H. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm, since 2002.  He also served as an Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from 2008 through September, 2012.  Mr. Graves was a director, Vice Chairman and Chief Operating Officer of Detwiler, Mitchell & Co., a securities research firm, from 2002 until 2006.  Prior to 2002, he served as a senior executive in Dean Witter Reynolds Investment Banking Division and as the Chief Operating Officer of J.C. Bradford & Company.  Mr. Graves also presently serves as a director of Cash America International, Inc., a company operating pawn shops and jewelry stores. He also serves as a director of various privately held companies. The Board believes Mr. Graves should serve as a director due to his executive leadership and management experience in several businesses, including large corporations and businesses within the financial services industry, his over 30 years of experience analyzing financial statements and his experience as a director of both private and public companies, including his service as chairman of the audit committee of another public company.

Jim W. Henderson became Chairman and Chief Executive Officer of AssuredPartners, Inc., a middle market insurance brokerage firm, in March, 2011. Mr. Henderson was previously employed by Brown & Brown, Inc., a diversified insurance agency and wholesale broker, as Vice Chairman and Chief Operating Officer since 2008, as President and Chief Operating Officer from 2002 to 2008, as Executive Vice President from 1995 to 2002, as Senior Vice President from 1993 to 1995, as Senior Vice President of a predecessor corporation from 1989 to 1993, and as Chief Financial Officer of such predecessor from 1985 to 1989. He also served as a director of Brown & Brown from 1993 to 2011. Previously, Mr. Henderson had served as Senior Vice President, Chief Financial Officer and Treasurer of Ormond Reinsurance Group from 1975 to 1985. The Board believes that Mr. Henderson should serve as a director of the Company due to his extensive knowledge of and significant executive experience in the property and casualty insurance industry, as well as his prior experience as a director of a public company.

ADVISORY VOTE ON SAY-ON-PAY RESOLUTION

(Item 2)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-21 promulgated by the Securities and Exchange Commission (“SEC”) thereunder, require the Company to (i) at least once every three years, present to the shareholders a non-binding, advisory vote on a resolution approving the compensation of certain executive officers, and (ii) at least once every six years, present to the shareholders a non-binding, advisory vote on the frequency of future resolutions to approve executive compensation. In accordance with the majority vote at the Company’s 2011 Annual Meeting of Shareholders, the Board has determined to provide the shareholders an opportunity to approve executive compensation every year. Accordingly, at the 2013 Annual Meeting the Board will submit to the shareholders for a non-binding, advisory vote the following Say-On-Pay Resolution:

“RESOLVED, that the shareholders hereby approve the compensation paid to the Company’s executive officers as disclosed pursuant to Item 402 of Regulation S-K under the heading ‘EXECUTIVE COMPENSATION’ in the Company’s 2013 Proxy Statement, including the compensation tables and narrative discussion.”

The advisory vote on the Say-On-Pay Resolution is intended to address the overall compensation of the Company’s executive officers rather than any specific element or amount of compensation. This advisory vote on the Say-On-Pay Resolution is not binding on the Board or the Company. However, the Compensation Committee will take into account the results of the advisory vote on the Say-On-Pay Resolution when considering future executive compensation arrangements.

The Board recommends a vote FOR approval of the Say-On-Pay Resolution.

A vote on the frequency of future such resolutions to approve executive compensation will be submitted to the shareholders not later than the 2017 Annual Meeting of Shareholders.

AMENDMENT OF 2005 LONG TERM INCENTIVE PLAN

(Item 3)

The Board proposes and recommends that the Company’s 2005 Long Term Incentive Plan (the “2005 LTIP”) be amended to authorize the grant of restricted stock units. The 2005 LTIP was originally approved by the shareholders on May 26, 2005. Amendments to the 2005 LTIP were approved by the shareholders of the Company in 2008 and 2009 increasing the maximum number of shares of Common Stock available for issuance to the current total of 2,000,000 shares. The Board has adopted further amendments to the 2005 LTIP authorizing the grant of restricted stock units, in addition to the other types of awards available thereunder. These amendments are subject to shareholder approval and will not become effective unless shareholder approval is obtained at the Annual Meeting.

Restricted stock units represent the right to receive shares of the Common Stock upon the satisfaction of vesting requirements, performance criteria and other terms and conditions established by the Compensation Committee. On July 27, 2012, an aggregate of 128,114 restricted stock units were conditionally granted to certain non-director employees of the Company subject to approval of the proposed amendments to the 2005 LTIP by the shareholders at the Annual Meeting. Each grant provided that the restricted stock units would vest and shares of the common stock become issuable on March 31, 2015, if and to the extent specified performance criteria had been achieved. The following table sets forth information concerning the executive officers and other employees of the Company to whom restricted stock units were conditionally granted and the performance criteria applicable to all such grants.

Name	Restricted Stock Units Granted	Performance Criteria Applicable to All Conditional Grants[1]

Mark J. Morrison	37,879	Compound average annual growth rate in book value
President		per share from 01/01/2012 to 12/31/2014, as follows:
Chief Executive Officer
		Avg. Growth Rate	Percent Earned
Kevin T. Kasitz	16,730	Less than 8%	0%
Executive Vice President		8%	50%
Chief Operating Officer		9%	64%
		10%	79%
Jeffrey R. Passmore	8,220	11%	93%
Senior Vice President		12%	107%
Chief Accounting Officer		13%	122%
		14%	136%
All other employees as a group[1]	65,285	15% or greater	150%

[1]	In addition to the performance criteria applicable to all grants, certain employees have additional performance criteria related to the average combined ratio percentage for fiscal 2012, 2013 and 2014 of the business unit in which they have responsibility.

The closing price of the Common Stock on April 17, 2013, was $9.96 per share. If the performance criteria had been applied to the three fiscal years ended December 31, 2012, no shares would have become issuable to executive officers with respect to these restricted stock units and 11,858 shares would have become issuable to all other employees.

At the Annual Meeting, the proposed amendment of the 2005 LTIP will be submitted to the shareholders for approval. In order to approve amendment of the 2005 LTIP, the number of votes cast in favor thereof must exceed the number of votes cast in opposition. Abstentions and broker non-votes will not be counted as votes cast in favor of or in opposition to the approval of amendment of the 2005 LTIP. Shares represented by proxies will be voted for the approval of amendment of the 2005 LTIP unless authority to do so is withheld.

The Board recommends a vote FOR the approval of amendment of the 2005 LTIP.

Description of the 2005 LTIP

The description of the 2005 LTIP set forth below is a summary of its principal features as proposed to be amended. This summary, however, does not purport to be a complete description of all of the provisions of the 2005 LTIP and is qualified in its entirety by reference to the full text of the 2005 LTIP, a copy of which may be obtained, without cost, upon written request addressed to the Secretary at the principal executive offices of the Company.

Administration. The 2005 LTIP is administered by the Compensation Committee of the Board. The Compensation Committee has the authority to grant awards under the 2005 LTIP and to determine the terms and conditions of such awards.

Shares Available. The maximum aggregate number of shares of Common Stock with respect to which options, restricted shares, restricted stock units, and rights granted without accompanying options, may be granted from time to time under the 2005 LTIP is 2,000,000 shares. Shares with respect to which awards are granted may be, in whole or in part, authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock reacquired and held in treasury, as the Board from time to time determines. If for any reason (other than the surrender of options or Deemed Options, as defined below, upon exercise of rights) any shares as to which an option has been granted cease to be subject to purchase under the option, or any restricted shares are forfeited, or any shares cease to be issuable with respect to restricted stock units, or any right issued without accompanying options terminates or expires without being exercised, then the shares in respect of which such option or right was granted, or which relate to such restricted shares or restricted stock units, will become available for subsequent awards under the 2005 LTIP.

Eligibility. Awards under the 2005 LTIP are granted only to persons who are employed by the Company or who are non-employee directors. In determining the employees to whom awards are granted, the number of shares of Common Stock with respect to which each award is granted and the terms and conditions of each award, the Compensation Committee takes into account, among other things, the nature of the employee’s duties and his or her present and potential contributions to the Company’s growth and success. As of December 31, 2012, the Company had approximately 360 eligible employees.

Types of Awards. The following types of awards may be granted under the 2005 LTIP as proposed to be amended:

•	incentive stock options under Section 422 of the Internal Revenue Code (“IRC”);
•	non-qualified stock options, which are stock options other than incentive stock options;
•	restricted shares;
•	restricted stock units; and
•	rights, either with or without accompanying options.

Awards may be granted on the terms and conditions discussed below. In addition, the Compensation Committee may impose on any award or the exercise thereof such additional terms and conditions as they determine, including performance conditions, terms requiring forfeiture of awards in the event of termination of employment and terms permitting an award holder to make elections relating to his or her award. The Compensation Committee retains full power and discretion to accelerate or waive any term or condition of an award that is not mandatory under the 2005 LTIP. The term of each award is for such period as may be determined by the Compensation Committee, but not to exceed ten years.

Unless permitted by the Compensation Committee pursuant to the express terms of an award agreement, awards are generally not transferable other than by will or the laws of descent and distribution. The Compensation Committee may allow for the transfer of awards prior to an award holder’s death pursuant to a qualified domestic relations order and to certain immediate family members or entities related to an immediate family member even in the absence of a qualified domestic relations order.

Prohibition on Repricing. No award may be repriced, replaced, regranted through cancellation or modified without shareholder approval, except in connection with a change in capitalization of the Company, if the effect would be to reduce the exercise price for shares of Common Stock underlying the award.

Terms and Conditions of Stock Options. The 2005 LTIP authorizes grants of incentive stock options and non-qualified stock options to eligible persons. The exercise price of each stock option granted under the 2005 LTIP may vary, but must not be less than the fair market value of the shares as of the grant date. Options may not be exercised as to less than 100 shares of Common Stock (or less than the number of full shares of Common Stock, if less than 100 shares). The Compensation Committee may determine the methods and form of payment for the exercise price of a stock option. Unless otherwise provided, all options become 100% vested when the grantee retires at or after retirement age, the grantee dies or becomes totally and permanently disabled, or a change in control occurs. Prior to 100% vesting, options become exercisable in cumulative installments and upon events as determined by the Compensation Committee.

Terms and Conditions of Restricted Shares. The 2005 LTIP authorizes grants of restricted shares. Restricted shares are shares of Common Stock subject to a restricted period of up to ten years, as determined by the Compensation Committee. Except to the extent set forth in a particular award, a person granted restricted shares will generally have all of the rights of a shareholder, including the right to vote the restricted shares. However, during any period that restricted shares are subject to restrictions imposed by the Compensation Committee, the restricted shares may not be transferred or encumbered by an award holder. Upon termination of employment during the restricted period, restricted shares will be forfeited and reacquired by the Company. The Compensation Committee may determine the time or times at which, and the circumstances under which, any restrictions imposed on restricted shares will lapse and may shorten or waive a restricted period.

Terms and Conditions of Restricted Stock Units. Restricted stock units represent the right to receive shares of the Common Stock upon the satisfaction of vesting requirements, performance criteria and other terms and conditions established by the Compensation Committee. The holders of restricted stock units have no rights as shareholders unless and until all such requirements are satisfied and the shares have been issued. Restricted stock units are subject to a minimum vesting period of twelve consecutive months unless the Compensation Committee provides for accelerated vesting upon the grantee’s retirement at or after retirement age, the grantee’s death or total and permanent disability, or a change in control. The Compensation Committee may also, in its sole discretion, accelerate the vesting of any restricted stock unit at any time. Unless otherwise determined by the Compensation Committee, if an employee to whom restricted stock units have been awarded ceases to be an employee of the Company prior to vesting of all such restricted stock units and the satisfaction of any other conditions prescribed by the Committee for any reason other than death, total and permanent disability, or retirement at or after retirement age, the employee immediately forfeits all unvested restricted stock units.

Terms and Conditions of Rights. The 2005 LTIP authorizes awards of primary rights with or without accompanying options or additional rights with accompanying options. A primary right granted without a corresponding option is deemed to have been accompanied by a “Deemed Option.” A Deemed Option serves only to establish the terms and conditions of the primary right, has no value, and cannot be exercised to obtain shares of Common Stock.

A right granted in connection with an option must be granted at the time the option is granted. Each right is subject to the same terms and conditions as the related option or Deemed Option, and is exercisable only to the extent the option or Deemed Option is exercisable. At the time of grant of a primary right not granted in connection with an option, the Compensation Committee will set forth the terms and conditions of the corresponding Deemed Option. The terms and conditions of such Deemed Option will include all terms and conditions that at the time of grant are required and, in the discretion of the Compensation Committee, may include any additional terms and conditions that at such time are permitted to be included in options granted under the 2005 LTIP.

A primary right entitles the holder to surrender unexercised the related option or Deemed Option (or any portion thereof) and to receive in exchange for each surrendered option, Deemed Option or portion thereof, subject to the provisions of the 2005 LTIP and regulations established by the Compensation Committee, a payment having an aggregate value equal to the excess of the fair market value per share of the Common Stock on the exercise date over the per share exercise price of the option or Deemed Option. Upon exercise of a primary right, payment may be made in the form of cash, shares of Common Stock, or a combination of both, as elected by the holder. Shares of Common Stock paid upon exercise of a primary right will be valued at the fair market value per share of the Common Stock on the exercise date. Cash will be paid in lieu of any fractional share based upon the fair market value per share of the Common Stock on the exercise date. Generally, no payment will be required from the holder upon exercise of a primary right. An additional right entitles the holder to receive, upon the exercise of a related option, a cash payment equal to a percentage of the product determined by multiplying the excess of the fair market value per share of the Common Stock on the date of exercise of the related option over the option price per share at which such option is exercisable, by the number of shares with respect to which the related option is being exercised.

Amendment and Termination. The Board has the right to amend, suspend or terminate the 2005 LTIP at any time, except that an amendment is subject to shareholder approval if such approval is required to comply with the IRC, the rules of any securities exchange or market system on which the Company’s securities are listed or admitted to trading at the time such amendment is adopted, or any other applicable laws. The Board may delegate to the Compensation Committee all or any portion of such authority. If the 2005 LTIP is terminated, the terms of the 2005 LTIP will, notwithstanding such termination, continue to apply to awards granted prior to such termination. In addition, no suspension, termination, modification or amendment of the 2005 LTIP may, without the consent of the grantee to whom an award was granted, adversely affect the rights of such grantee under such award.

Change in Control. Upon the occurrence of a change in control, with respect only to awards held by employees and directors (and their permitted transferees) at the occurrence of the change in control, (1) all outstanding rights and options will immediately become fully vested and exercisable in full, including that portion of any right or option that had not yet become exercisable; (2) the restriction period of any restricted shares will immediately be accelerated and the restrictions will expire; and (3) all restricted stock units will immediately be fully vested. A holder will not forfeit the right to exercise the award during the remainder of the original term of the award because of a change in control or because the holder’s employment is terminated for any reason following a change in control.

Section 16(b) Liability. The Company intends that the grant of any awards to or other transaction by an award recipient who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, will be exempt from liability under Section 16(b) pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such award recipient). Accordingly, if a provision of the 2005 LTIP or any award agreement does not comply with the requirements of Rule 16b-3 promulgated under the Exchange Act, such provision will be deemed amended to the extent necessary to conform to Rule 16b-3 so that the award recipient avoids liability under Section 16(b) of the Exchange Act.

Federal Income Tax Consequences of Awards under the 2005 LTIP

Set forth below is a summary of the federal income tax consequences to award recipients and to the Company as a result of the grant and exercise of awards under the 2005 LTIP. This summary is based on statutory provisions, Treasury regulations thereunder, judicial decisions, and IRS rulings in effect on the date hereof. This summary does not discuss any potential foreign, state, or local tax consequences.

Non-Qualified Stock Options and Incentive Stock Options. Option holders will not realize taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, an option holder will recognize ordinary compensation income (subject to withholding by the Company or a subsidiary) in an amount equal to the excess of the amount of cash and the fair market value of the shares of Common Stock received over the exercise price paid for the shares. An option holder will generally have a tax basis in any shares received upon exercise of a non-qualified stock option that equals the fair market value of such shares on the date of exercise. Subject to the limitations on deductibility discussed below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by an option holder under the foregoing rules.

Recipients of incentive stock options will not have taxable income upon the grant or exercise of the incentive stock option. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of Common Stock received over the exercise price will increase the alternative minimum taxable income of the option holder, which may cause the option holder to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the option holder's regular tax liability in a later year to the extent that the option holder's regular tax liability is in excess of the alternative minimum tax for that year. Upon the disposition of shares of Common Stock acquired upon exercise of an incentive stock option that have been held for at least two years from the date of grant and one year from the date of exercise of the incentive stock option, an option holder will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the option holder for the shares. However, if an option holder disposes of shares that have not been held for the requisite holding period (a “disqualifying disposition”), the option holder will recognize ordinary compensation income in the year of the disqualifying disposition in an amount equal to the amount by which the fair market value of the shares at the time of exercise of the incentive stock option (or, if less, the amount realized in an arm’s-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the option holder for such shares. An option holder will also recognize capital gain to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the shares on the exercise date.

The Company and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless an option holder makes a disqualifying disposition of the shares of Common Stock. If an option holder makes a disqualifying disposition, the Company (or a subsidiary) will then, subject to the limitations on deductibility discussed below, be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by an option holder under the rules described in the preceding paragraph.

Under current rulings, if an option holder transfers previously held shares of Common Stock (other than shares acquired by exercise of an incentive stock option that have not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a non-qualified stock option or incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the non-qualified stock option or incentive stock option exercise price (although an option holder would still recognize ordinary compensation income upon exercise of a non-qualified stock option in the manner described above). Moreover, that number of shares received upon exercise which equals the number of shares of previously held shares of Common Stock surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the option holder, plus the amount of compensation income recognized by the option holder under the rules described above.

Restricted Shares. Generally, a recipient of restricted shares will recognize ordinary compensation income as a result of the receipt of restricted shares in an amount equal to the fair market value of the shares of Common Stock when such shares first cease to be subject to a prohibition on transfer or to a substantial risk of forfeiture. The amount of income realized will be the value of the shares at the date the shares first become transferable or cease to be subject to substantial risk of forfeiture. However, if such a recipient makes a valid election under IRC Section 83(b), the restricted shares will be taxable at the date of receipt of the shares and the recipient will realize ordinary income upon the grant of the restricted shares in an amount equal to the value of the shares without regard to the restrictions on transferability and the risk of forfeiture.

Restricted Stock Units. Recipients of restricted stock units will recognize ordinary compensation income at the time they become entitled to receive Common Stock for their restricted stock units. The amount of income realized will be the fair market value of the Common Stock on the date they become entitled to receive the Common Stock. Recipients of restricted stock units are not entitled to make an election under IRC Section 83(b).

Rights. A holder of a right will not recognize taxable income upon the grant of a right. Upon the exercise of a right, the holder will recognize ordinary compensation income (subject to withholding by the Company or a subsidiary) in an amount equal to the excess of the amount of cash and the fair market value of the shares of Common Stock received over the exercise price (if any). A right holder will generally have a tax basis in any shares received pursuant to the exercise of a right that equals the fair market value of such shares on the date of exercise. Subject to the limitations on deductibility discussed below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a right holder.

An award recipient will be subject to withholding for federal, and any applicable state and local, income taxes at the time the award recipient recognizes income under the rules described above. Subject to the limitations on deductibility discussed below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by an award recipient under the foregoing rules.

Limitations on Deductibility. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the 2005 LTIP could also in some circumstances be limited by the golden parachute payment rules of IRC Section 280G, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of a corporation. Finally, IRC Section 162(m) limits to $1.0 million the deductibility of most compensation paid during a taxable year of the Company to certain executive officers of the Company.

OTHER BUSINESS

(Item 4)

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as they in their discretion may deem appropriate, unless they are directed by the proxy to do otherwise.

BOARD OF DIRECTORS

Leadership Structure and Risk Oversight

Mark E. Schwarz serves as the Executive Chairman of the Company. In such capacity, he functions as both the chairman of the Board and an executive officer with responsibilities for corporate strategy, capital allocation and management of the Company’s investment portfolio. Mark J. Morrison serves as the President and Chief Executive Officer of the Company but is not a director. The Board believes that this leadership structure is appropriate because it permits Mr. Schwarz to provide Board leadership independent of operational management, while still providing the Company the benefit of his business and investment expertise. As a result, the Board believes that all directors are able to objectively evaluate the management and operations of the Company. The Board also believes that, as a result of his significant beneficial ownership of Common Stock, Mr. Schwarz’s role as Executive Chairman enhances the focus of the Board on building shareholder value. (See, Principal Shareholders and Stock Ownership of Management.)

The Board is responsible for providing general oversight over all of the Company’s strategies, operations and affairs, including its management of risk. The Board and its standing committees regularly discuss material risk exposures, the potential impact of such exposures on the Company and the efforts of management to mitigate the identified risks. The Company has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations. Executive management periodically report on the Company’s risk management policies and practices to the Board and relevant standing committees. The Audit Committee reviews the Company’s major financial risk exposures and a number of operational, compliance and strategic risks, including steps to monitor and manage those risks. The Nomination and Governance Committee also monitors the Company’s corporate governance and certain compliance risks, while the Compensation Committee is primarily responsible for oversight of risks associated with employee relations and compensation strategy. The Board believes that its leadership structure supports the ability of the Board to effectively oversee the risk management policies and procedures of the Company.

Board Composition

The Board is presently composed of Mark E. Schwarz, Scott T. Berlin, James H. Graves and Jim W. Henderson. None of these directors was selected on the basis of any special arrangement or understanding with any other person. None of these directors bears any family relationship to any other director or to any executive officer of the Company. The Board has determined that all of these directors other than Mr. Schwarz meet the current Nasdaq independence requirements. Information concerning the business experience of each of the director nominees is provided under Election of Directors.

Board Committees

Standing committees of the Board of the Company include the Audit Committee, the Nomination and Governance Committee, and the Compensation Committee. Messrs. Berlin, Graves and Henderson presently serve on the standing committees set forth below. Mr. Schwarz does not presently serve on any of these standing committees.

	Audit Committee	Nomination and Governance Committee	Compensation Committee
Scott T. Berlin	X	X	X
James H. Graves	X	X	X
Jim W. Henderson	X		X

Audit Committee. James H. Graves currently serves as chairman of the Audit Committee. The Board has determined that all members of the Audit Committee satisfy the current independence and experience requirements of Nasdaq and the SEC. The Board has also determined that Mr. Graves satisfies the requirements for an “audit committee financial expert” under applicable rules of the SEC and has designated Mr. Graves as its “audit committee financial expert.”

The Audit Committee oversees the conduct of the financial reporting processes of the Company, including (i) reviewing with management and the outside auditors the audited financial statements included in the Company’s Annual Report, (ii) reviewing with management and the outside auditors the interim financial results included in the Company’s quarterly reports filed with the SEC, (iii) discussing with management and the outside auditors the quality and adequacy of internal controls, and (iv) reviewing the independence of the outside auditors. (See, Audit Committee Report.) A copy of the Amended and Restated Audit Committee Charter is available for review on the Company’s website at www.hallmarkgrp.com. The Audit Committee held eight meetings during 2012.

Nomination and Governance Committee. Scott T. Berlin currently serves as chairman of the Nomination and Governance Committee. The Nomination and Governance Committee is responsible for advising the Board about the appropriate composition of the Board and its committees, identifying and evaluating candidates for Board service, recommending director nominees for election at annual meetings of shareholders or for appointment to fill vacancies, and recommending the directors to serve on each committee of the Board. The Nomination and Governance Committee is also responsible for periodically reviewing and making recommendations to the Board regarding corporate governance policies and responses to shareholder proposals. A copy of the Nomination and Governance Committee Charter is available for review on the Company’s website at www.hallmarkgrp.com. The Nomination and Governance Committee did not meet during fiscal 2012.

The Nomination and Governance Committee strives to identify and attract director nominees of personal integrity whose diversity of business background and experience will represent the interests of all shareholders. The Nomination and Governance Committee has not established any policy regarding specific minimum qualifications that must be met by a director nominee. However, factors considered in evaluating potential candidates include educational achievement, managerial experience, business acumen, financial sophistication, insurance industry expertise and strategic planning and policy-making skills. Depending upon the current needs of the Board, some factors may be weighed more or less heavily than others in the deliberations. The Nomination and Governance Committee evaluates the suitability of a potential director nominee on the basis of written information concerning the candidate, discussions with persons familiar with the background and character of the candidate and personal interviews with the candidate.

The Nomination and Governance Committee will consider candidates for nomination to the Board from any reasonable source, including shareholder recommendations. The Nomination and Governance Committee does not evaluate candidates differently based on the source of the proposal. The Nomination and Governance Committee has not, and has no present intention to, use consultants or search firms to assist in the process of identifying and evaluating director candidates.

Shareholders may recommend director candidates for consideration by the Nomination and Governance Committee by writing to its chairman in care of the Company’s headquarters in Fort Worth, Texas, giving the candidate's name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. The Nomination and Governance Committee has not implemented any formal procedures for consideration of director nominees submitted by shareholders of the Company. The Nomination and Governance Committee has not received any recommendations of nominees for election to the Board at the 2013 Annual Meeting from any person or group beneficially owning more than five percent of the Common Stock.

Compensation Committee. Jim W. Henderson currently serves as chairman of the Compensation Committee. The Compensation Committee reviews, evaluates and recommends to the Board compensation policies of the Company with respect to directors, executive officers and senior management. The Compensation Committee also administers the 2005 LTIP. The Compensation Committee does not presently have a charter. The Compensation Committee met three times during 2012.

The Compensation Committee has the authority to approve the compensation of the directors, executive officers and senior management of the Company. The Compensation Committee also has the authority to grant stock options and other equity awards under the 2005 LTIP. The Compensation Committee does not delegate any of its authority to any other person. The Executive Chairman and Chief Executive Officer of the Company provide recommendations to the Compensation Committee concerning most of these compensation decisions. Neither the Company nor the Compensation Committee currently engages any consultant to assist in the review of director or executive officer compensation.

Attendance at Meetings

The Board held four meetings during 2012. Various matters were also approved by the unanimous written consent of the directors during the last fiscal year. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served. The Company has no formal policy with respect to the attendance of Board members at the Annual Meeting, but encourages all incumbent directors and all director nominees to attend each annual meeting of shareholders. All incumbent directors attended the Company's last annual meeting of shareholders held on May 31, 2012.

Compensation of Directors in 2012 Fiscal Year

The Company’s standard compensation arrangement for each non-employee director is currently a $30,000 annual retainer plus a fee of $1,500 for each Board meeting attended in person or telephonically and a fee of $750 for each committee meeting attended in person or telephonically. The chairman of the Audit Committee also receives an additional $7,500 annual retainer. No other cash compensation was paid to any non-employee director during 2012. The Compensation Committee also periodically grants stock options to the directors of the Company. However, no stock options were granted to any of the non-employee directors of the Company during 2012.

The following table sets forth information concerning the compensation of the non-employee directors of the Company for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Scott T. Berlin	44,250	—1	—	44,250

James H. Graves	51,750	—1	—	51,750

Jim W. Henderson	42,000	—1	—	42,000

1	As of December 31, 2012, exercisable options to purchase 30,000, 30,000 and 15,000 shares of Common Stock were outstanding to Messrs. Berlin, Graves and Henderson, respectively.

Shareholder Communications

The Board believes that, in light of the accessibility of its directors to informal communications, a formal process for shareholders to communicate with directors is unnecessary. Any shareholder communication sent to the Board, either generally or in care of the Executive Chairman, will be forwarded to members of the Board without screening. Any shareholder communication to the Board should be addressed in care of the Executive Chairman and transmitted to the Company's headquarters in Fort Worth, Texas. In order to assure proper handling, the transmittal envelope should include a notation indicating “Board Communication” or “Director Communication.” All such correspondence should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or only specified directors. The Executive Chairman will circulate all such correspondence to the appropriate directors.

EXECUTIVE OFFICERS

The following persons are currently the only executive officers of the Company:

Name	Age	Position(s) with the Company

Mark E. Schwarz	52	Executive Chairman and Director

Mark J. Morrison	53	President and Chief Executive Officer

Kevin T. Kasitz	50	Executive Vice President for Commercial Lines and Chief Operating Officer

Jeffrey R. Passmore	45	Senior Vice President and Chief Accounting Officer

Each executive officer serves at the will of the Board. No executive officer was selected on the basis of any special arrangement or understanding with any other person. No executive officer bears any family relationship to any other executive officer or to any director or nominee for director of the Company. No director, nominee for director or executive officer of the Company has been involved in any legal proceedings that would be material to an evaluation of the management of the Company. Information concerning the business experience of Mark E. Schwarz is provided under Election of Directors.

Mark J. Morrison was named President of the Company in April, 2006 and became Chief Executive Officer in August, 2006. He joined the Company in March, 2004, as Executive Vice President and Chief Financial Officer and was appointed to the additional position of Chief Operating Officer in April, 2005. Mr. Morrison has been employed in the property and casualty insurance industry since 1993. Prior to joining the Company, he had since 2001 served as President of Associates Insurance Group, a subsidiary of The Travelers Companies, Inc. From 1996 through 2000, he served as Senior Vice President and Chief Financial Officer of Associates Insurance Group, the insurance division of Associates First Capital Corporation. From 1995 to 1996, Mr. Morrison served as Vice President and Controller of American Eagle Insurance Group, and from 1993 to 1995 was Director of Corporate Accounting for Republic Insurance Group. From 1991 to 1993, he served as Director of Strategic Planning and Analysis at Anthem, Inc. Mr. Morrison began his career as a public accountant with Ernst & Young, LLP from 1982 to 1991, where he completed his tenure as a Senior Manager.

Kevin T. Kasitz was named an Executive Vice President of the Company effective April, 2006, and became Chief Operating Officer in December, 2006. He has also served as the President of the Standard Commercial business unit, a functional division of the Company handling standard lines commercial insurance, since April, 2003. Prior to joining the Company, Mr. Kasitz had since 1991 been employed by Benfield Blanch Inc., a reinsurance intermediary, where he served as a Senior Vice President in the Program Services division (2000 to 2003) and Alternative Distribution division (1999 to 2000), a Vice President in the Alternative Distribution division (1994 to 1999) and a Manager in the Wholesale Insurance Services division (1991 to 1994). From 1989 to 1991, he was a personal lines underwriter for Continental Insurance Company and from 1986 to 1989 was an internal auditor for National County Mutual Insurance Company, a regional non-standard automobile insurer.

Jeffrey R. Passmore has served as Senior Vice President and Chief Accounting Officer of the Company since June, 2003, and previously served as Vice President of Business Development for the Company. Prior to joining the Company in November, 2002, Mr. Passmore had since 2000 served as Vice President and Controller of Benfield Blanch, Inc. and its predecessor E.W. Blanch Holdings, Inc., a reinsurance intermediary. From 1998 to 1999, he served E.W. Blanch Holdings, Inc. as Assistant Vice President of Financial Reporting. From 1994 to 1998, he was a senior financial analyst with TIG Holdings, Inc., a property/casualty insurance holding company. Mr. Passmore began his career as an accountant for Gulf Insurance Group from 1990 to 1993. Mr. Passmore is a certified public accountant licensed in Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee. The Company’s Compensation Committee reviews, evaluates and recommends to the Board compensation policies with respect to directors, executive officers and senior management of the Company. The Compensation Committee has the authority to approve the compensation of the directors, executive officers and senior management of the Company. The Compensation Committee also has the authority to grant stock options and other equity awards under the 2005 LTIP. The Compensation Committee does not delegate any of its authority to any other person. The Executive Chairman and Chief Executive Officer of the Company provide recommendations to the Compensation Committee concerning most of these compensation decisions. Neither the Company nor the Compensation Committee currently engages any consultant to assist in the review of director or executive officer compensation.

Compensation Objectives and Components. The compensation policies of the Company are intended to reinforce the Company’s annual and long-term performance objectives, reward and encourage quality performance, and assist the Company in attracting, retaining and motivating executive officers and other senior management with exceptional leadership abilities. Consistent with these objectives, the Compensation Committee has established a compensation program consisting primarily of base salary, annual bonus and equity compensation. These components of compensation are intended to reward performance, responsibility, initiative and teamwork in developing and implementing the Company’s strategic goals.

The Compensation Committee believes that competitive base salaries are a prerequisite to attracting and retaining a qualified and motivated leadership team. Annual bonuses are primarily intended to encourage performance which contributes to achieving annual and other near-term corporate objectives. Equity compensation, generally in the form of stock options or restricted stock units, is primarily intended to align the financial interests of management and directors with those of other shareholders and thereby provide incentives for achieving long-term growth in the value of the Company. The Compensation Committee strives for an appropriate balance among the elements of compensation but has not established any formula or policy for the allocation of total compensation among the base salary, annual bonus and equity compensation components. Although the Company endeavors to provide a total compensation package for its executive officers and senior management which is competitive in its segment of the insurance industry, the Compensation Committee has not engaged in any benchmarking of total compensation or any component of compensation.

Determination of Compensation. Base salaries of the Company’s executive officers and senior management are determined based on factors including scope of responsibilities, level of experience, contributions to the achievement of business objectives, leadership skills and overall management effectiveness. Base salaries are generally intended to be competitive with those offered in the markets in which the Company competes for executive talent. However, the overall assessment is primarily subjective, reflecting the level of responsibility and personal performance of the individual executive.

The Compensation Committee evaluates the propriety of discretionary annual bonuses primarily on the basis of the Company’s financial performance and the job performance of each executive officer, including characteristics of cooperation, positive attitude and teamwork in achieving corporate goals. The primary measure of the Company’s financial performance used in determining any discretionary annual bonuses is business unit and/or consolidated pre-tax income as compared to the annual budget. The Compensation Committee retains and exercises discretion with respect to whether any annual bonus is paid to a particular executive officer and, if so, the ultimate amount of such annual bonus. In light of the Company’s financial performance, the Compensation Committee did not award discretionary annual bonuses to any of the executive officers of the Company for fiscal 2012.

The Compensation Committee believes that periodically awarding equity compensation to the executive officers and other senior management promotes the Company’s long-term performance by aligning the officers’ economic interests with shareholder value. During 2012, the Board has adopted amendments to the 2005 LTIP authorizing the grant of restricted stock units, in addition to stock options and other types of awards available thereunder. These amendments are subject to shareholder approval and will not become effective unless shareholder approval is obtained at the Annual Meeting. (See, Amendment of 2005 Long Term Incentive Plan.) The amounts of stock option or restricted stock units awarded are based on various subjective factors primarily relating to the responsibilities of the officer and his past and expected future contributions to the growth and profitability of the Company.

During fiscal 2012, the Compensation Committee conditionally granted an aggregate of 62,829 restricted stock units to executive officers of the Company subject to approval of proposed amendments to the 2005 LTIP by the shareholders at the Annual Meeting. Each grant provided that the restricted stock units would vest and shares of the common stock become issuable on March 31, 2015, if and to the extent that the compound average annual growth rate in the book value per share of the Common Stock for the period from January 1, 2012 through December 31, 2014 achieved or exceeded certain targets. The total number of shares which may ultimately become issuable with respect to the restricted stock units conditionally granted to executive officers ranges from zero shares, if the compound average annual growth rate in the book value per share of the Common Stock during this period is less than 8%, to 94,244 shares, if the compound average annual growth rate in the book value per share of the Common Stock during this period is 15% or greater. During fiscal 2012, the Compensation Committee did not award any stock options to any of the executive officers of the Company.

Consideration of Shareholder Advisory Vote. At the Company’s 2012 annual meeting of shareholders, an advisory resolution approving the compensation of the Company’s executive officers was favored by approximately 98% of the shares represented at the meeting. The Compensation Committee has considered these results in determining to continue its current compensation policies. The Compensation Committee believes that its subsequent compensation decisions have been consistent with both its existing compensation policies and the 2012 shareholder advisory vote.

Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code generally imposes a $1.0 million per person annual limit on the amount the Company may deduct as compensation expense for its executive officers. The Compensation Committee has not established any policy precluding the payment of compensation in excess of the amount deductible under IRC Section 162(m). However, the compensation of all executive officers was fully deductible during fiscal 2012, and the Company does not presently anticipate that the compensation of any executive officer will exceed this limit on deductibility for fiscal 2013.

The Company accounts for all equity compensation, including awards under the 2005 LTIP, in accordance with Accounting Standards Codification 718 promulgated by the Financial Accounting Standards Board. Pursuant to these provisions, the grant date fair value of equity compensation is recognized pro rata over the vesting periods of the awards.

Employment Agreements

The Company does not have employment agreements with any of its executive officers.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2012, 2011 and 2010 concerning the compensation of the Chief Executive Officer, Chief Accounting Officer and every other person who served as an executive officer of the Company at any time during fiscal 2012 (the “Named Executive Officers”). Restricted stock units conditionally granted during 2012 will become includable in 2013 compensation if amendments to the 2005 LTIP authorizing such awards are approved by the shareholders at the Annual Meeting. (See, Amendment of 2005 Long Term Incentive Plan.)

Name and Current Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)1,	All Other Compensation ($)[2]	Total ($)

Mark E. Schwarz	2012	195,000	—	—	12,757	207,757
Executive Chairman	2011	195,000	—	21,064	8,995	225,059
Director	2010	195,000	—	—	10,914	205,914

Mark J. Morrison	2012	400,000	—	—	14,246	414,246
President	2011	392,500	—	—	9,218	401,718
Chief Executive Officer	2010	385,000	—	—	11,458	396,458

Kevin T. Kasitz	2012	265,000	—	—	15,970	280,970
Executive Vice President	2011	260,000	—	—	12,604	272,604
Chief Operating Officer	2010	255,000	—	—	14,841	269,841

Jeffrey R. Passmore	2012	186,000	—	—	14,483	200,483
Senior Vice President	2011	182,250	—	—	12,515	194,765
Chief Accounting Officer	2010	178,500	—	—	14,343	192,843

[1]	Reflects the fair value of each stock option estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in calculating this amount are included in Note 13 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012. Information concerning material terms of stock option grants is provided under Executive Compensation – Outstanding Equity Awards at 2012 Fiscal Year-End.
[2]	Represents the employee portion of life, disability and health insurance premiums paid by the Company and the Company’s matching contributions to employee 401(k) accounts. In 2012, 2011 and 2010, the Company matched $0.33, $0.17 and $0.33, respectively, for each dollar of employee contribution to the 401(k) plan up to 6% of annual salary, in each case which becomes fully vested after three years of eligible employment.

Grants of Plan-Based Awards in 2012 Fiscal Year

There were no unconditional grants of plan-based awards to the Named Executive Officers during the fiscal year ended December 31, 2012. Restricted stock units conditionally granted during 2012 will become includable in 2013 compensation if amendments to the 2005 LTIP authorizing such awards are approved by the shareholders at the Annual Meeting. (See, Amendment of 2005 Long Term Incentive Plan.)

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information concerning all equity awards to the Named Executive Officers which were outstanding as of December 31, 2012, consisting solely of unexercised stock options granted under the 2005 LTIP. Restricted stock units conditionally granted during 2012 will become includable in 2013 compensation if amendments to the 2005 LTIP authorizing such awards are approved by the shareholders at the Annual Meeting. (See, Amendment of 2005 Long Term Incentive Plan.)

	Number of Securities
	Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#)[1]	Option Exercise Price ($)	Option Expiration Date
Mark E. Schwarz	10,000	—	12.52	05/24/2017
	5,000	—	11.46	05/22/2018
	85,714	114,286	6.61	04/01/2019
	14,157	—	6.99	12/30/2021

Mark J. Morrison	16,667	—	7.14	05/27/2015
	20,833	—	11.34	05/25/2016
	100,000	—	12.52	05/24/2017
	50,000	—	11.46	05/22/2018
	32,143	42,857	6.61	04/01/2019

Kevin T. Kasitz	16,667	—	7.14	05/27/2015
	16,667	—	11.34	05/25/2016
	75,000	—	12.52	05/24/2017
	37,500	—	11.46	05/22/2018
	23,571	31,429	6.61	04/01/2019

Jeffrey R. Passmore	8,333	—	7.14	05/27/2015
	8,333	—	11.34	05/25/2016
	50,000	—	12.52	05/24/2017
	25,000	—	11.46	05/22/2018
	15,000	20,000	6.61	04/01/2019

[1]	Options expiring April 1, 2019, vest in seven equal annual installments commencing April 1, 2010.

Option Exercises and Stock Vesting in 2012 Fiscal Year

None of the Named Executive Officers exercised any stock options, stock appreciation rights or similar instruments during the fiscal year ended December 31, 2012. No restricted stock, restricted stock units or similar instruments held by the Named Executive Officers vested during the fiscal year ended December 31, 2012.

Deferred Compensation

The Company does not maintain any elective deferred compensation plans. However, the discretionary annual bonus earned by certain of the Named Executive Officers for fiscal 2009 was paid 75% in cash when awarded in 2010 and the remaining 25% in two equal annual installments of cash, without interest, on the first and second anniversaries of the initial payment. Receipt of the deferred amount was conditioned upon each executive officer’s continued employment with the Company. The following table sets forth information concerning these mandatory cash deferrals of discretionary annual bonuses as of December 31, 2012.

Name	Amount Deferred In Last Fiscal Year ($)	Distributions In Last Fiscal Year ($)	Balance at Last Fiscal Year End ($)

Mark E. Schwarz	—	—	—

Mark J. Morrison	—	17,500	—

Kevin T. Kasitz	—	10,000	—

Jeffrey R. Passmore	—	—	—

Equity Compensation Plan Information

The following table sets forth information regarding shares of the Common Stock authorized for issuance under the Company’s equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)]
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,404,989	$9.63	579,178

Equity compensation plans not approved by security holders	—	—	—

Total	1,404,989	$9.63	579,178

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Jim W. Henderson (chairman)

Scott T. Berlin

James H. Graves

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Henderson, Berlin and Graves comprised the Compensation Committee during fiscal 2012. Messrs. Henderson, Berlin and Graves have never been officers or employees of the Company. During fiscal 2012, no executive officer of the Company served on the board of directors or compensation committee of any other entity any of whose executive officers served on the Board or Compensation Committee of the Company.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Executive Chairman of the Company, Mark E. Schwarz, is the managing member of Newcastle Capital Group, L.L.C. (“NCG”), which entity is the sole general partner of Newcastle Capital Management, L.P. (“NCM”), which entity is the sole general partner of Newcastle Partners, L.P. (“Newcastle Fund”). In addition, the Schwarz 2012 Family Trust (“Schwarz Trust”), of which Mr. Schwarz is the sole trustee, and NCG are the sole shareholders of DSC Services, Inc., which in turn is the sole shareholder of Detroit Stoker Company (“Detroit Stoker”). As a result of these relationships, Mr. Schwarz has sole investment and voting control over the shares of Common Stock beneficially owned by NCM, the Newcastle Fund and Detroit Stoker, which collectively are the largest holders of the Common Stock. (See, Principal Shareholders and Stock Ownership of Management.)

Also as a result of these relationships, the Company, Mr. Schwarz, NCG, NCM and the Newcastle Fund may be deemed a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to their respective investments in Pizza Inn Holdings, Inc. (“Pizza Inn”), an operator and franchisor of pizza restaurants in which Mr. Schwarz serves as Chairman of the board of directors. The Company owns an aggregate of 1,030,629 shares of the common stock of Pizza Inn which it purchased in the open market at an average price of $1.56 per share. As of December 31, 2012, the Company held approximately 12.8% of the total outstanding shares of the common stock of Pizza Inn. The Company has no other financial transactions, arrangements or relationships with Pizza Inn.

CODE OF ETHICS

The Board has adopted a Code of Ethics applicable to all of the Company’s employees, officers and directors. The Code of Ethics covers compliance with law; fair and honest dealings with the Company, its competitors and others; full, fair and accurate disclosure to the public; and procedures for compliance with the Code of Ethics. This Code of Ethics is posted on the Company’s website at www.hallmarkgrp.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership of the Common Stock with the SEC. Based solely upon information provided to the Company by individual directors, executive officers and beneficial owners, the Company believes that all such reports were timely filed during and with respect to the fiscal year ended December 31, 2012.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date by (i) the Company’s current executive officers, (ii) each current director and nominee for director of the Company, (iii) all current executive officers and current directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock. Except as otherwise indicated, (a) the persons identified in the table have sole voting and dispositive power with respect to the shares shown as beneficially owned by them, (b) the mailing address for all persons is the same as that of the Company, and (c) the current directors and executive officers have not pledged any of such shares as security.

Shareholder	No. of Shares Beneficially Owned		Percent of Class Beneficially Owned

Mark E. Schwarz[1]	5,043,294		26.0

Mark J. Morrison[2]	305,357		1.6

Kevin T. Kasitz[3]	203,689		1.0

Jeffrey R. Passmore[4]	111,666	*

Scott T. Berlin[5]	40,000	*

James H. Graves[5]	44,659	*

Jim W. Henderson[6]	38,000	*

All current executive officers and directors, as a group (7 persons)[7]	5,786,665		28.9

Newcastle group[8]	5,055,696		26.1

Newcastle Partners, L.P.[9]	3,730,430		19.4

Bares Capital Management, Inc. [10]	1,921,855		10.0

Dimensional Fund Advisors LP11	1,350,841		7.0

The Killen Group, Inc. [12]	1,513,217		7.9

*	Represents less than 1%.

[1]	Includes 130,806 shares owned by Mr. Schwarz, 134,376 shares owned by NCM, 3,730,430 shares owned by the Newcastle Fund and 904,239 shares owned by Detroit Stoker, all of which are pledged to secure margin accounts. (See Certain Relationships and Transactions and Note 8, below.) Also includes 143,443 shares which may be acquired by Mr. Schwarz pursuant to stock options exercisable on or within 60 days after the Record Date.

[2]	Includes 230,357 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[3]	Includes 177,263 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[4]	Includes 111,666 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[5]	Includes 30,000 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[6]	Includes 15,000 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[7]	Includes 737,729 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[8]	Consists of Mark E. Schwarz, NCM, the Newcastle Fund, Detroit Stoker, Clinton J. Coleman and John P. Murray, who may be deemed a “group” under Section 13(d)(3) of the Securities Exchange Act. (See Certain Relationships and Transaction and Note 1, above.)

[9]	Shares are pledged to secure margin accounts. Does not include shares directly owned by Mark E. Schwarz, NCM or Detroit Stoker. (See Certain Relationships and Transaction and Note 1, above.)

[10]	Per Schedule 13G/A filed February 14, 2013, Bares Capital Management, Inc. shares voting and dispositive power. The address of Bares Capital Management, Inc. is 12600 Hill Country Boulevard, Suite R-230, Austin, Texas 78738.

[11]	Per Schedule 13G/A filed February 11, 2013, includes 36,139 shares over which Dimensional Fund Advisors LP has no voting power. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

[12]	Per Schedule 13G/A filed February 20, 2013, includes 158,994 shares over which The Killen Group, Inc. has no voting power. The address of The Killen Group, Inc. is 1189 Lancaster Avenue, Berwyn, Pennsylvania 19312.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board in accordance with applicable rules of the SEC and Nasdaq. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.hallmarkgrp.com.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and is authorized to retain outside counsel, auditors or other experts for this purpose. Subject to any action that may be taken by the full Board, the Audit Committee also has the authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent registered public accountants.

The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The role of the Audit Committee is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accountants. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from the independent registered public accountants the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based on the Audit Committee's review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2012.

Respectfully submitted by the Audit Committee:

James H. Graves (chairman)

Scott T. Berlin

Jim W. Henderson

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2013 fiscal year. E&Y also reported on the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2011. Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

*The following table presents fees for professional services rendered by E&Y for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2011, as well as fees billed for other services rendered by E&Y during each period.

	Fiscal 2012	Fiscal 2011

Audit Fees[1]	$989,041	$890,119

Audit-Related Fees[2]	$6,790	$24,872

Tax Fees	$15,250	$14,750

All Other Fees	—	—

[1]	Reflects fees for services attributable to the indicated fiscal year, a portion of which fees were paid in the subsequent fiscal year.

[2]	Audit-related fees in fiscal 2012 pertained primarily to review of the proposed amendments to the 2005 LTIP. Audit-related fees in fiscal 2011 pertained primarily to evaluating a change in the date for testing for goodwill impairment.
[3]	Tax fees in fiscal 2012 and 2011 pertained to services in connection with the review of the Company’s tax return for the prior fiscal year.

The Audit Committee has pre-approved the retention of E&Y to perform audit and non-audit services in an amount up to $5,000, provided that (i) the chairman of the Audit Committee is notified of each such retention within 48 hours, and (ii) the annual aggregate of such pre-approved services does not exceed $15,000. The current policy of the Audit Committee is to review and approve all other proposed audit and non-audit services prior to the engagement of independent registered public accountants to perform such services. Review and approval of such services generally occur at the Audit Committee's regularly scheduled quarterly meetings. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated to its chairman the authority to approve audit and non-audit services. Any audit or non-audit services approved pursuant to such delegation of authority must be reported to the full Audit Committee at its next regularly scheduled meeting. During fiscal 2012 and 2011, all pre-approved audit and non-audit services performed by E&Y were in accordance with the policies and procedures established by the Audit Committee and all other audit and non-audit services performed by the Company’s independent registered public accountants were approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any shareholder desiring to submit a proposal for inclusion in the proxy material relating to the 2014 annual meeting of shareholders must do so in writing. The proposal must be received at the Company's principal executive offices by December 31, 2013. In addition, with respect to any matter proposed by a shareholder at the 2014 annual meeting but not included in the Company's proxy materials, the proxy holders designated by the Company may exercise discretionary voting authority if appropriate notice of the shareholder proposal is not received by the Company at its principal executive office by March 16, 2014.

By Order of the Board of Directors,

/s/ CECIL R. WISE

Cecil R. Wise, Secretary

April 30, 2013

Fort Worth, Texas

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